EXHIBIT 5.1

June 13, 2008

Netlist, Inc.

51 Discovery

Irvine, CA  92618

Re:         Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about June 13, 2008 (the “Registration Statement”), of an aggregate of 250,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Netlist, Inc., a Delaware corporation (the “Company”), which will be issuable to an officer of the Company upon the exercise of options for the purchase of Common Stock granted by the Board of Directors of the Company pursuant to that certain Stock Option Agreement, dated May 2, 2008 (the “Option Grant”).

We have acted as counsel to the Company in connection with the foregoing registration of the Shares.  We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents.  In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents.  We have further assumed that all options granted pursuant to the Option Grant will be validly granted in accordance with the terms of the Option Grant, that all of the Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the Option Grant.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that:

Upon the issuance and the delivery of the Shares upon the exercise of the options granted pursuant to the Option Grant in accordance with the terms of such options and the Option Grant, and upon the Company’s receipt of the full exercise price therefor as specified in the documents governing the Option Grant, the Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP